Exhibit 99.1

News Release

Investor Contact:

Tyler Treat

612.851.7358

ttreat@valspar.com

JACK J. ALLEN ELECTED TO VALSPAR BOARD OF DIRECTORS

Minneapolis, Minn. – December 7, 2011 – The Valspar Corporation (NYSE: VAL) announced today that the Board of Directors has elected Jack J. Allen, 54, president, North American Truck Group, Navistar, Inc. (NYSE: NAV) as a Director. Mr. Allen has been appointed to serve on the board’s audit committee.

“Jack Allen is an experienced and proven global business leader,” said Valspar Chairman William L. Mansfield. “His international experience and knowledge of global industrial markets will be a tremendous asset for Valspar. It is a pleasure to welcome Jack to our board.”

Mr. Allen has served as president, North American Truck Group, Navistar, Inc. since 2008. From 2004 until his appointment to his current position, he was president of Navistar’s Engine Group, where he led major business initiatives including the acquisition of Brazilian engine producer MWM Motores Diesel Ltd., and a partnership with MAN Nutzfahrzeuge AG of Germany. Mr. Allen also expanded Navistar’s business into Asia by entering into a licensing pact with China’s Dongfeng Chaoyang Diesel Engine Co. Ltd., as well as a joint venture with Mahindra & Mahindra in India. After joining Navistar in 1981, Mr. Allen held various positions before being named Vice President, Heavy Truck Business in 1996, Vice President, General Manager – Blue Diamond (a joint venture with Ford Motor Company) in 2000 and Vice President, General Manager – Parts Operations in 2002. He holds a Bachelor of Science degree from the Milwaukee School of Engineering and an MBA from the Illinois Institute of Technology. Mr. Allen serves on the board of directors of Children’s Memorial Hospital in Chicago, IL and the Milwaukee School of Engineering.

The Valspar Corporation (NYSE: VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry. For more information, visit www.valsparcorporate.com.

# # #